EXHIBIT 11.0      STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)

         Earnings per share were computed as follows (dollar amounts in thousands except share data):

                                                                  WEIGHTED
                                                                  AVERAGE       PER SHARE
                                                    INCOME         SHARES        AMOUNT
                                                    ------        --------        --------
FOR THE THREE MONTHS ENDED MARCH 31, 1999:
BASIC EARNINGS PER SHARE:
    Income available to common stockholders          $341        2,029,092        $0.17
EFFECT OF DILUTIVE SECURITIES:
    Stock options                                                   47,276
    Unearned incentive plan shares                                  54,549
                                                                 ---------
DILUTED EARNINGS PER SHARE:
    Income available to common stockholders and
         assumed conversions                         $341        2,130,917        $0.16
                                                     ====        =========        =====


FOR THE THREE MONTHS ENDED MARCH 31, 1998:
BASIC EARNINGS PER SHARE:
    Income available to common stockholders          $510        2,317,460        $0.22
EFFECT OF DILUTIVE SECURITIES:
    Stock options                                                  117,663
    Unearned incentive plan shares                                  54,735
                                                                 ---------
DILUTED EARNINGS PER SHARE:
    Income available to common stockholders and
         assumed conversions                         $510        2,489,858        $0.20
                                                     ====        =========        =====



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